                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                              ILLINI CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

-------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              OF ILLINI CORPORATION

-------------------------------------------------------------------------------




TO THE SHAREHOLDERS OF
ILLINI CORPORATION:

The Annual Meeting of Shareholders of Illini Corporation will be held at Illini Bank, 3200 W. Iles Avenue, Springfield, Illinois 62707, on Thursday, June 27, 2002, at 10:00 a.m. local time for the purpose of:

          1. ELECTION of three Directors, each of whom is to hold office for a term of three years and until their successors have been duly elected and qualified.

          2.   RATIFICATION of appointment of BKD, LLP (formerly known as Olive
               LLP) as independent auditors for 2002.

          3. Transaction of other business that may be properly brought before the meeting or any adjournment thereof.

The close of business on May 31, 2002 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                                      BY RESOLUTION OF THE BOARD OF DIRECTORS



                                      William B. McCubbin
                                      Secretary


SPRINGFIELD, ILLINOIS
JUNE 1, 2002

                               ILLINI CORPORATION
                             3200 West Iles Avenue
                          Springfield, Illinois 62707


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 27, 2002

This proxy statement is furnished in connection with the solicitation by the Board of Directors (each a "Director" and collectively, the "Directors") of Illini Corporation ("Illini"), an Illinois corporation, of proxies for use at the Annual Meeting of Shareholders of Illini to be held at 10:00 A.M. local time, Thursday, June 27, 2002 at Illini Bank, 3200 West Iles, Springfield, Illinois, and any adjournments thereof. The Board of Directors has fixed the close of business on May 31, 2002, as the record date for determining shareholders entitled to notice of, and to vote at the Annual Meeting. On the record date, Illini had 45,000,000 authorized shares of common stock (the "Common Stock"), par value $.01 per share of which 411,701 are issued and outstanding and entitled to vote at the annual meeting. Illini Corporation has 160,088 shares of common stock held as treasury shares which are not eligible to vote. Illini Corporation has 10,000,000 authorized shares of preferred stock (the "Preferred Stock"), par value $0.01 per share; of which none are issued. This proxy statement and form of proxy are first being mailed to Illini's shareholders on or about June 1, 2002.

The proxy provides instructions for voting for or against each Director nominee. Each shareholder is entitled to such number of votes as equals the number of shares owned by him as of the record date to be voted on all matters, including the election of Directors. Each director position will be voted on individually and those nominees receiving the greatest number of votes cast will be elected.

Shares of Common Stock represented by properly executed proxies received by Illini will be voted at the meeting in accordance with instructions thereon. If there are no such instructions, the shares will be voted by the proxy holders at their discretion FOR the election of the three nominees listed below, FOR the ratification of BKD, LLP (formerly known as Olive, LLP) as independent auditors for 2002, and in the discretion of the proxy holders on other matters which are properly brought before the meeting. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes on any item to be voted upon and are not counted in determining the amount of shares voted on any item. A shareholder may revoke his proxy by a later proxy or by giving notice of such revocation to Illini in writing before or at the time of the meeting. Attendance at the meeting will not in and of itself constitute the revocation of a proxy.

The cost of solicitation of proxies will be paid by Illini. In addition to the solicitation by mail, officers, directors, and employees of Illini may solicit proxies by telephone, telegram, or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

A copy of Illini's Annual Report on Form 10-KSB for 2001 is enclosed, but is not incorporated into this proxy statement or made a part of the proxy soliciting material.


                       PROPOSAL I - ELECTION OF DIRECTORS

Under Illini's Articles of Incorporation, as amended, the Board of Directors is divided into three classes. The Board of Directors presently consists of eleven
(11) members. Each year, the shareholders are asked to elect the members of a class for a term of three years. This year three (3) director positions will be elected. The Board of Directors, therefore, recommends the following nominees for election as Directors for a term ending at the Annual Meeting in 2005:

         Messrs. William N. Etherton, John H. Pickrell, Jesse Werner, Jr.

It is expected that all shares of Common Stock represented by an executed proxy in the accompanying form will be voted for the election of the persons listed above as Directors for whom authority to vote has not been withheld unless some other allocation of votes is specified on such proxy. The Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. However, if any of the nominees are not available to serve if elected, proxies may be voted for election of other persons selected by the Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE THREE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

The information below is provided with respect to each nominee for Director and each Director whose term of office extends beyond the date of the Annual Meeting and who will continue in office for their existing terms. On November 4, 1993, Illini Bank East, Illini Bank Menard County, and Illini Bank North were merged with, into, and under the charter of Illini Bank, a wholly-owned subsidiary of Illini (the "Illini Banks Merger"). As discussed herein, certain of the Directors were directors of the Illini Banks prior to the Illini Banks Merger.

NOMINEES FOR THE TERM ENDING IN 2005

        Name, Age, Principal Occupation                       Director of
         and other Directorships                              Illini Since
         -----------------------------------------------------------------
         WILLIAM N. ETHERTON - 75, Farmer                         1994

         Mr. Etherton has been engaged in farming and the livestock business in the Mechanicsburg vicinity all of his life time. He remains active in Etherton Stock Farms, an 2500 acre farm operation. He previously served as a director of Citizens State Bank of Mechanicsburg and

         Illini Bank of Sangamon County before being elected to the Board of Illini Bank in 1994. He has served as a director of Illini since 1994.




         JOHN H. PICKRELL - 82, Farm Manager                      1983

         Mr. Pickrell has operated a farm and has been engaged in farm management since 1978. He was appointed as a director and Treasurer of Illini Bank upon consummation of the Illini Banks Merger. Mr. Pickrell is also Treasurer of Illini and has held such position since 1983.

         JESSE WERNER, JR. - 65, President of Champion Gas & Oil

         Mr. Werner is President of Champion Gas & Oil Company, Vice President of Arrow Trailer & Equipment Company and Vice President of Waco Leasing Company. Mr. Werner served on the Board of American Bank & Trust Co. until 1994, and was a director of Illini Bank. He previously served as a director of Illini from 1983 until 1996.

NOMINEES FOR THE TERM ENDING IN 2004

         Name, Age, Principal Occupation                      Director of
          and other Directorships                             Illini Since
          ----------------------------------------------------------------
         WILLIAM B. MCCUBBIN - 64, Farmer                         1983

         Mr. McCubbin has engaged in farming in Sangamon County since 1961. He served as a director of Citizen State Bank of Mechanicsburg, Illini Bank of Sangamon County and Illini Bank-Coffeen until their consolidation with Illini Bank. Mr. McCubbin has served as a director of Illini Bank since 1994 and with Illini since 1983. Mr. McCubbin has also served as corporate secretary since 1998.

         BURNARD K. MCHONE - 62, Banking Executive                1992

         Mr. McHone assumed the position of President of Illini on January 1, 1992, and was subsequently elected a director at the 1992 Annual Meeting. Prior to accepting these positions, Mr. McHone had over 15 years of bank management experience as President, Chairman and Controller of Farmers National Bank of Geneseo and Farmers National Bancorp, Inc. Effective with the merger of Illini Bank, Mr. McHone was elected as a Director of Illini Bank and appointed its President in 1994. Mr. McHone was elected a director of Farmers State Bank of Camp Point in November 1999.

         ROBERT F. OLSON - 71, Retired State Representative       1988

         Mr. Olson has been retired as State Representative from the Illinois General Assembly since 1994. He is also a retired farmer. He currently operates a Farm Management Service for out of state landowners. He served as a director and Chairman of the Board of Illini Bank-North until the Illini Banks Merger. Mr. Olson also serves as a director of Illini Bank.

         N. RONALD THUNMAN - 70, President of CAE Electronics     1997

         Mr. Thunman has held the position of the President of CAE Electronics Corporation in Leesburg, Virginia since March 1995 and was recently named Chairman of the Board of Pinkerton Government Services. Previously, Mr. Thunman was Chairman of the Board of Directors of ABB Government Services Corporation from 1990 through 1995. Mr. Thunman is a retired Vice Admiral from the United States Navy. Mr. Thunman also serves as a director of Illini Bank.

         DR. JANE SCHACHTSIEK - 54, Chancellor, Dept. of Nursing  1997

         Dr. Schachtsiek has served at Chancellor at St. Johns College, Department of Nursing since 1990. Previously, Dr. Schachtsiek earned her Doctorate of Philosophy from Southern Illinois University in Carbondale and is a member of the Board of St. John's College. She was elected a director of Illini Bank in 1997 and has served in that capacity since then.

CONTINUING DIRECTORS FOR THE TERM ENDING IN 2003

        Name, Age, Principal Occupation                       Director of
         and other Directorships                              Illini Since
         -----------------------------------------------------------------
         THOMAS A. BLACK - 64, Management                         1983

         Mr. Black was employed by Caterpillar Tractor Company since 1956 and held a management position from 1973 until his retirement in December 2000. He served as a director of Stonington Community Bank & Trust Co. and Illini Bank-East until the merger of Illini Bank was completed in 1994. Mr. Black was elected to the Board of Directors of Illini Bank in 1994 and has served as its Chairman since 1996. Mr. Black also serves as Chairman of the Board of Illini and has held such position since 1983. Mr. Black was elected to the Board of Directors of Farmers State Bank of Camp Point in 1999 and has served at its Chairman since then.

         LAWRENCE B. CURTIN - 76, Farmer                          1983

         Mr. Curtin owns and operates a large corn and soybean farm and has been in farming his entire life. He served as a director and Chairman of the Board of Illini Bank-East until the Illini Banks Merger was completed. He also serves as a director of Illini Bank.

         DR. ANTHONY F. LIBERATORE - 55, Professor of Economics   1997

         Dr. Liberatore has been a fully tenured Professor of Economics at Millikin University since 1985 and is currently Hermann Chair of Management Development and director of MBA Program with the Tabor School of Business. He founded Quality By Design, a private consulting firm, in 1990. He was elected a director of Illini Bank in 1997 and has served in that capacity since then.

Messrs. McCubbin, Pickrell, Black, and Curtin have each held the position indicated since Illini was chartered in 1983. Mr. Olson was added to the Board in 1988 upon consummation of Illini's acquisition of Elkhart Banc Shares, Inc. Messrs. McHone and Etherton were added to the Board in 1992 and 1994, respectively, upon reorganization of Illini's corporate structure. Mr. Thunman was added to the Board of Directors of Illini in 1997 to replace the seat vacated by the death of Robert Goldman.

During 2001, the Board of Directors of Illini held eight meetings. Each of the current Directors attended more than 75% of the total number of meetings of the Board of Directors and of all Committees of which they were members. The Board of Directors has resumed the practice of holding regular quarterly meetings.

The Board of Directors has established Committees to assist in the discharge of its responsibilities.

In 2001, the Board established an Executive Committee, which met six times throughout the year. The Executive Committee is comprised of Mssrs. Thunman, Black, Curtin, Etherton, McCubbin, McHone, Olson and Pickrell. The Executive Committee was established to act directly on behalf of the Board during interim periods between Board meetings and during emergencies. The Executive Committee is also responsible for reviewing all litigation pending or threatened by or against Illini, or its subsidiaries, and except where settlement of any such litigation will involve an aggregate expenditure in excess of $1 million, the Executive Committee has authority to authorize settlement or compromise of any such litigation.

The Compensation Committee met three times during 2001 and consists of Messrs. Black, Liberatore, Olson and Thunman. This Committee was created by Illini to oversee and control all administration of employee compensation and benefit matters for Illini and its subsidiary banks.

The Nominating Committee met once during 2001 and consists of Messrs. Black, Etherton, McCubbin, McHone, Olson, Pickrell and Thunman. The Nominating Committee was created by Illini to oversee the duties of nominating a slate for election to the Board of Directors and with reviewing and determining the qualifications and eligibility of any nominee.

In 1989, the Board of Directors established an Audit Committee to oversee the external and internal audit functions of Illini and its subsidiaries. Only outside directors are eligible to serve on the Audit Committee. During 2001, the Audit Committee consisted of Messrs. Curtin, Black, Etherton, Liberatore and McCubbin and met five times. Also during 2001 a Charter for the Audit Committee was approved and is included as Appendix B.

EXECUTIVE OFFICERS

The following table provides information with respect to the executive officers of Illini as of December 31, 2001 including all positions and offices with Illini.

                Name              Age          Office
-----------------------------------------------------
         Thomas A. Black          64       Chairman of the Board
         N. Ronald Thunman        70       Vice Chairman of the Board
         Burnard K. McHone        62       President
         William B. McCubbin      64       Secretary
         John H. Pickrell         82       Treasurer
         James L. Adkins          54       Chief Operating Officer
         Douglas F. Finn          46       Vice President of Sales & Service
         Juanita L. Mathis        35       Vice President of Operations
         Daniel R. Haider         45       Senior Vice President of Safety and Soundness
         Ronald E. Wenger         47       Senior Vice President of Credit Administration

BUSINESS EXPERIENCE OF NON-DIRECTOR EXECUTIVE OFFICERS

         JAMES L. ADKINS - 54              Chief Operating Officer

         Mr. Adkins joined Illini and Illini Bank in February 1999 as Vice President of Commercial Lending. In September 1999 his duties were expanded and he was named Senior Vice President and Chief Operating Officer of Illini Bank. Prior to accepting this position, Mr. Adkins had over 31 years of bank management experience, the most recent as Vice President of Central Illinois bank located in Normal, Illinois

         DOUGLAS F. FINN - 46              Vice President of Sales & Service

         Mr. Finn joined Illini Bank in October 1997 as Banking Center Manager of the main banking facility located at Iles & Koke Mill in Springfield, IL. In February 1999, he was promoted to Vice President of Sales & Service. From 1981 to 1997, Mr. Finn was employed by Bank One and held the title of Assistant Vice President from 1995 to 1997.

         JUANITA L. MATHIS - 35            Vice President of Operations

         Ms. Mathis joined Illini Bank in October 1986 and worked in the Operations and Bookkeeping Departments. In 1999 she was named Manager of Data Processing and Deposit Operations. In January 2002 she was promoted to Vice President of Operations. Ms. Mathis has 16 years of overall operations experience.

         DANIEL R. HAIDER, JR. - 45        Senior Vice President of Safety and
                                             Soundness

         Mr. Haider joined Illini Corporation in July 2000 as Sr. Vice President of Safety and Soundness. His primary responsibility will be to maintain bank safety and soundness. From 1998 to 2000 Mr. Haider served as CEO and Chairman of the Board of First National Bank of Newton. Mr. Haider was Regional President of Community Banks of Colorado from

         1997 through 1998 and served as President/CEO of First State Bank of Eldorado from 1994 through 1997.

         RONALD W. WENGER - 47             Senior Vice President of Credit
                                             Administration

         Mr. Wenger joined Illini Bank in August of 1978. He worked for First State Bank until the Illini Banks Merger when he was named Vice President of Commercial Loans. In June 1998, Mr. Wenger was named Vice President of Credit Administration for Illini and Illini Bank and was promoted to Senior Vice President in February 1999.




SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 30, 2002, with respect to all shareholders known to Illini to have been the beneficial owners of more than five percent of its Common Stock, and the shares of Common Stock of Illini beneficially owned by each Director, Nominee, and by all Directors and executive officers of Illini as a group based upon information received from such persons. Beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest. Unless otherwise indicated, all persons shown in the table below have sole voting and dispositive power or share voting and dispositive power with members of their immediate families with respect to the number of shares listed next to their names.

                                                   Common Stock Beneficially Owned
                                                   -------------------------------
                                                      Number of    Percentage
NAME OF BENEFICIAL OWNER   ADDRESS (3)                 Shares       of Total
------------------------   -----------------------    ---------    ----------

D. Marlene H. Huls         P.O. Box 579                103,756        18.15%
Gifford, Illinois 61847

D. Marlene H. Huls,        P.O. Box 579                 19,577         3.42%
TR UW, Ernest H. Huls      Gifford, Illinois 61847
Family Trust

Thomas A. Black                                         12,314         2.15%
Lawrence B. Curtin                                       3,007         0.53%
William N. Etherton                                      8,110         1.42%
Anthony Liberatore                                         556          .10%
William B. McCubbin                                      2,930          .51%
Burnard K. McHone                                        8,237         1.44%
Robert F. Olson                                          2,835         0.50%
John H. Pickrell                                         2,007         0.35%
Jane A. Schachtsiek                                        255         0.04%
N. Ronald Thunman                                        3,614         0.63%


Jesse A. Werner                                          8,134         1.42%

             All 11 Directors, Nominees, and
             Executive Officers as a group             175,322        30.66%

EXECUTIVE COMPENSATION

The following table sets forth the compensation for 2001 awarded to or earned by the Chief Executive Officer of the Company.

          ----------------------------------------------------------------
                             Summary Compensation Table
                             --------------------------
                                Annual Compensation
          ----------------------------------------------------------------

          Name and Principal Position
          ----------------------------------------------------------------
                                     YEAR         SALARY($)      BONUS($)
                                     ----         ---------      --------
          Burnard McHone             2001         $114,500            $0
          President                  2000         $113,000            $0
                                     1999         $111,500            $0
          ----------------------------------------------------------------

No other executive officer of Illini received compensation in 2001 in excess of $100,000.

EMPLOYMENT AGREEMENT

Illini and Illini Bank have entered into employment agreements with Burnard K. McHone, James L. Adkins, Douglas F. Finn, Daniel R. Haider, Jr., and Ronald Wenger. Mr. McHone, and Mr. Wenger's employment agreements were effective as of November 24, 1998, and provide that they shall be employed until December 31, 2004. Mr. Adkins' employment agreement was effective as of February 5, 1999, and Mr. Finn's as of March 2, 1999, and provide that they shall be employed until December 31, 2002. Mr. Haider's employment agreement was effective as of July 3, 2000 and provides he shall be employed until July 3, 2004.

Unless sooner terminated in accordance with the terms outlined in the employment agreements, all obligations shall terminate after the expiration of the employment terms of the respective employment agreements. The Officers may, with the consent of the Company, continue to be employed by Illini and Illini Bank after the expiration of the employment term of the respective employment agreements on such terms and conditions as may be agreed upon by Illini and the Officers. These Officers may terminate the employment agreements at any time upon 30 days' prior notice to Illini.

Illini may terminate the Agreements without cause prior to the Term, by providing thirty days notice to the Officer. In such event the Officer shall have no further obligation to Illini, except the duty to not disclose confidential information outlined in the Agreement, and Illini shall have no further obligation to the Officer from the date of such termination except (a) to pay to the Officer the salary payment in the amount in effect on the date of termination, for a period of six months from the date of termination, (b) to pay to the Officer any other benefits due under Illini's compensation and benefit plans for a period of six months from the date of termination, and (c) to pay to the Officer reasonable expenses of out placement services within the financial institutions industry during the six month period following the date of termination; provided, however, out placement expenses shall be paid only upon actually incurring such expenses and the Officer's furnishing of evidence thereof to Illini and shall not include moving or relocation expenses.

In the event there is a "Change in Control" of the Company during the employment term, and (a) within the period commencing three months prior to the date of a Change in Control and ending six months following the date of the Change in Control, the Officer's employment hereunder is terminated by Illini other than for Cause; or (b) within the employment term, the Officer resigns from his employment upon thirty days written notice given to the Company within thirty days following a material change in the Officer's title, authorities of duties, in effect immediately prior to the Change in Control, a reduction in the compensation or a reduction in benefits or compensation and benefit plans from the amount of compensation and benefits in effect immediately prior to the Change in Control, or a change of the Officer's principal place of employment without his consent to a city more than 25 miles from Springfield, Illinois, then the Officer shall have no further obligation to Illini, except the duty not to disclose confidential information in accordance with the employment agreement. Illini shall have no further obligation to the Officer from the date of termination except to pay the Officer the salary amount in effect on the date of termination for a period of twelve months from the date of termination.

COMPENSATION OF DIRECTORS

Directors of Illini receive an annual retainer of $2,000 paid quarterly. Executive and Audit Committee members receive an annual retainer of $400 paid quarterly. Compensation and Nominating Committee members receive an annual retainer of $200 paid quarterly. Chairmen are paid at 150% of the normal fee. Certain Directors also receive fees as a director of Illini's subsidiary, which is an annual retainer of $4,800 paid quarterly. Loan Committee members rotate every six months and receive an annual retainer of $600 paid quarterly. Marketing Committee members receive an annual retainer of $200 paid quarterly. The Chairmen are paid at 150% of the normal fee.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND ASSOCIATES

During 2001, some of the Directors and executive officers of Illini (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to one or more of the subsidiary banks in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by any of the subsidiary banks as of December 31, 2001 as a non-accrual, past due, restructured or potential problem loan.

Outside of normal customer relations, none of the Directors, executive officers, or 5% shareholders of Illini (or members of their immediate families) currently maintains or has maintained during 2001 any significant business or personal relationship with Illini or any of its subsidiaries other than such as might arise by virtue of such person's ownership interest in, or position with, Illini.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Illini's executive officers and Directors, and persons who own more than ten percent of a registered class of Illini's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, Directors and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by Illini, Illini believes that, during the period from January 1, 2001 until December 31, 2001, all Section 16(a) filing requirements applicable to its executive officers, Directors and ten percent shareholders were met to the best of our knowledge.

PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

BKD, LLP (formerly known as Olive LLP), independent public accountants, have been the auditors for the financial statements of Illini for the year ended December 31, 2001. Representatives of BKD, LLP will be present at the 2002 Annual Meeting, and they will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from shareholders.

In addition to retaining BKD, LLP to audit the consolidated financial statements for fiscal 2001, Illini and its subsidiaries retained BKD, LLP to provide various consulting services in fiscal 2001. The aggregate fees billed for professional services by BKD, LLP in fiscal 2001 for these various services were:

         AUDIT FEES: Fees of $ 41,950 were billed for professional services rendered to Illini and its subsidiaries for the audit of the consolidated financial statements for 2001 and review of the financial statements included in the Illini's quarterly reports on Form 10-QSB and Annual Report on 10-KSB for 2001.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: No services were rendered by BKD, LLP in connection with financial information systems design and implementation, and as a result no fees were billed with respect to such matters.

         ALL OTHER FEES: Fees of $ 43,985 were billed for other services, including tax services and services related to mergers and acquisitions and review of securities filings.

As noted in the report of the Audit Committee, attached as Appendix A, the Audit Committee considered the provision by BKD, LLP of non-audit services to Illini and determined that the provision of such services was compatible with maintaining the independence of BKD, LLP.

               THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
                      VOTE FOR THE RATIFICATION OF AUDITORS

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Under our Bylaws, certain procedures are provided which a shareholder must follow to nominate persons for Director or to introduce an item of business at an Annual Meeting of Shareholders. Nominations for Directors or introduction of an item of business should be submitted in writing to the Company's secretary at P.O. Box 13257, Springfield, Illinois 62791-3257. The submission of a proposed item must be received:

     -    Not earlier than February 1, 2003 nor later than March 1, 2003.

     The proposal must contain the following information:

     - A brief description of the matter and the reasons for introducing such matter at the Annual Meeting:

     -    Any material interest of the shareholder in such business;

     -    The beneficial owner, if any, on whose behalf the proposal is made;

     - The shareholder's name and address and the name and address of the beneficial owner, if any; and

     - The class and number of shares of common stock held by the shareholder and the beneficial owner, if any.

     Notice of any nomination for the Board of Directors must be received:

     -    Not earlier than February 1, 2003 nor later than March 1, 2003.

     The notice of nomination by any shareholder must contain the following information:

     - A representation that: (1) the shareholder is, and will be on the record date, a beneficial owner or a holder of record of stock of the Corporation entitled to vote at such meeting; (2) the shareholder has, and will have on the record date, full voting power with respect to such shares; and (3) the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

     Additionally, each notice shall include:

     - The name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

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     -    A description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

     - The number and kinds of securities of the Corporation held beneficially or of record by each proposed nominee;

     - Other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission for the initial election of such proposed nominee for director (including the person's written consent to be named in the proxy statement as a nominee);

     - The consent of each proposed nominee to serve as a director if so elected; and

     - A completed Director Qualification, Eligibility and Disclosure Questionnaire.




The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

A shareholder complying with the above procedures may still not be entitled to have its proposals included in next year's proxy statement. Under the rules of the SEC, shareholder proposals must be received by us in writing addressed to the Secretary of the Company at the address set forth above no later than March 1, 2003 for inclusion in the proxy statement and form of proxy relating to that meeting. Under Rule 14a-4 of Regulation 14A under the Securities Exchange Act of 1934, the persons named as proxies have the right, and intend to vote in their discretion any shares for which they receive proxies as to any matter which is presented at the Annual Meeting of Shareholders for which notice was not properly received.

Shareholders seeking to include a proposal or to nominate a director for next year's meeting should consult the Company's Bylaws, a copy of which is available at no charge by writing to the Secretary of the Company.


LEGAL PROCEEDINGS

Item 1   LEGAL PROCEEDINGS

MARY QUINN V. ILLINI CORPORATION AND ILLINOIS STOCK TRANSFER CO.,
SANGAMON COUNTY CASE NO. 98 CH 240

         Illini Corporation adopted a Shareholder Rights Agreement on June 20, 1997, and named Illinois Stock Transfer Company ("ISTC") as its rights agent thereunder. Illini Corporation was notified in May 1998 of a threatened complaint against ISTC by an Illini Corporation

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shareholder. The shareholder, Mary K. Quinn ("Quinn"), who owns 21 shares of stock in Illini Corporation, filed suit against ISTC on June 9, 1998 in the Seventh Judicial Circuit Court, Sangamon County, Illinois. Quinn sought to compel ISTC to distribute rights certificates to Illini Corporation's shareholders and further sought to certify all Illini Corporation shareholders as a class. Quinn asserted that Ida R. Noll became an acquiring person under the Rights Agreement on April 16, 1998, and that the Rights Agreement was triggered. IST has vigorously contested Quinn's assertions that Ida R. Noll was an acquiring person, that the Rights Agreement had been triggered, and that ISTC had a duty to distribute rights certificates.

         On June 9, 1998, Quinn filed a Motion to Certify the Class, which was granted on December 29, 1998. On January 13, 1999, Quinn filed an Amended Complaint adding Illini Corporation as a defendant to her action. Both Illini Corporation and ISTC answered the Amended Complaint and denied that Ida R. Noll was an acquiring person. Quinn asserted that she was entitled to recover her attorneys' fees from Illini Corporation and ISTC.

         Quinn filed a Motion for Summary Judgment that asked the Court to determine as a matter of law that Ida R. Noll became an acquiring person on April 16, 1998, that the Rights Agreement was triggered as a result and that Illini Corporation and ISTC had a duty to distribute rights certificates to all shareholders as of April 16, 1998, except for Ida R. Noll. Illini Corporation opposed Quinn's Motion for Summary Judgment, which was heard by the Court on June 18, 1999. On June 29, 1999, the Court entered an Opinion and Order denying Quinn's Motion for Summary Judgment.

         On or about May 6, 1999, counsel for Quinn advised Illini Corporation's counsel of her intent to seek an injunction that would preclude Illini Corporation from completing its acquisition of the Farmers State Bank of Camp Point (Camp Point), pending further order of the Court. Quinn subsequently filed a Motion for Preliminary Injunction and a Memorandum of Law in Support of her Motion. Quinn argued that the class (consisting of all Illini Corporation's shareholders as of April 16, 1998, except for Ida R. Noll) would be irreparably harmed if the Camp Point merger closed prior to a determination on the merits of her suit. Illini Corporation filed extensive briefs in opposition to the Motion for Preliminary Injunction, and the Court heard the Motion on July 1, 1999. The Court entered a written Order on July 13, 1999, denying the Motion for Preliminary Injunction.

         Quinn's counsel filed a Motion for Reconsideration of the Orders denying Quinn's Motion for Summary Judgment and Motion for Preliminary Injunction. Illini Corporation and ISTC filed a Motion for Summary Judgment on August 25, 1999. At a hearing held on October 18, 1999, the Court granted Illini Corporation and ISTC's Motion for Summary Judgment and denied Quinn's Motion for Reconsideration. An Order was subsequently entered on January 12, 2000.

         Quinn's counsel announced on October 18, 1999, the intention to petition the Court for an order directing Illini Corporation and ISTC to pay Quinn's attorneys' fees pursuant to the attorney fee provision of the Rights Agreement. Quinn's fee petition was heard and denied. Quinn has filed a pending appeal as to all adverse orders. The Corporation is vigorously contesting the appeal. Oral argument was held before the Illinois Appellate Court for the Fourth District on July 18, 2000.

         On July 31, 2000, the Appellate Court issued an order reversing the trial court's order granting summary judgment to Illini Corporation and remanding the case for trial. The Appellate Court found that genuine issue of material fact remained concerning whether the Illini Corporation board of directors acted in good faith (1) in determining on April 30, 1998 that Ida Noll's acquisition of shares was inadvertent and (2) in amending the agreement on June 30, 1998. The Appellate Court also reversed the trial court's order denying Quinn's request for costs, expenses and attorneys fees, finding that the fee provision of the Rights Agreement did not require one who brought an action to enforce the agreement to prevail in that action in order to recover fees. As of December 31, 2001, Illini Corporation has accrued its best estimate as a contingency reserve for this litigation to cover expenses and attorneys fees, although such amounts shall be subject to further review.

         The case has been remanded to the trial court. The Court has set the matter for bench trial beginning on Tuesday, October 22, 2002.





MARY QUINN V. IDA R. NOLL, BURNARD MCHONE, ET AL.
SANGAMON COUNTY CASE NO. 01 CH 377

         On August 14, 2001, Mary Quinn filed a four count complaint against Ida Noll and several present and former members of Illini Corporation's Board of Directors in the Seventh Judicial Circuit, Sangamon County, Illinois. The named defendants in the action are Ida Noll, Burnard McHone, William Etherton, Ronald Thunman, Thomas Black, John Pickrell, Kenneth Deverman, Larry Curtin, Robert Olson and William McCubbin. Quinn purports to allege derivative causes of action arising out of Illini entering into a Stock Purchase Agreement with Ida R. Noll and others. Quinn asserts that the defendants caused Illini to breach the Shareholder Rights Agreement, that the directors breached their fiduciary duty, and usurped a business opportunity of the Shareholders. Quinn also seeks rescission of the Stock Purchase Agreement. The directors named as defendants in the action are represented by the law firm of Samuels, Miller, Schroeder, Jackson & Sly. Attorney James Jackson of the Samuels Miller firm has filed a motion to dismiss the complaint on behalf of the directors. Illini Corporation has engaged Howard & Howard Attorneys, P.C. to intervene in the action on its behalf. Quinn seeks recovery of her attorney's fees in the derivative action pursuant to the attorney fee provision of the Shareholder Rights Agreement.


ADDITIONAL INFORMATION AVAILABLE

Upon written request, without charge to any shareholder, Illini will provide additional copies of its Annual Report on Form 10-KSB and the schedules thereto filed with the Securities Exchange Commission for fiscal year 2001 including the consolidated financial statements and schedules thereto. All such inquiries should be directed to Burnard K. McHone, President, Illini Corporation, P.O. Box 13257, Springfield, Illinois 62791-3257.

OTHER BUSINESS

The Board of Directors of Illini is not aware of any other matters that may come before the Annual Meeting of Shareholders. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting or any adjournment thereof.

                                      BY RESOLUTION OF THE BOARD OF DIRECTORS


                                      William B. McCubbin
                                      Secretary
Date: June 1, 2002

APPENDIX A


                          REPORT OF THE AUDIT COMMITTEE


To:   The Board of Directors

      As members of the Audit Committee for 2001, we are responsible for representing the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of Illini Corporation ("Illini") and its subsidiaries, and have general responsibility for overseeing the system of internal controls and accounting and audit activities of Illini and its subsidiaries. The Board of Directors has determined that each member of the Audit Committee is an independent director as defined under the rules of National Association of Securities Dealers.

      The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements of Illini. Management has the primary responsibility for the financial statement and the reporting process. BKD, LLP, Illini's independent auditors, are responsible for expressing an opinion on the conformity of Illini's audited financial statements to accounting principles generally accepted in the United States of America.

      The Audit Committee has discussed with BKD, LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees). In addition, BKD, LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with BKD, LLP their independence from Illini and its management. The Audit Committee also considered BKD LLP's provision of non-audit services to Illini and determined that such provision of such services was compatible with maintaining the independence of BKD, LLP.

      Based on the review and discussions referred to above, the Audit Committee recommended, and the Board of Directors approved, that the audited financial statements be included in Illini's Annual Report on Form 10-KSB for 2001, for filing with the Securities and Exchange Commission and that BKD, LLP be appointed independent auditors for Illini for fiscal 2002.




                                 AUDIT COMMITTEE

                                Lawrence B Curtin
                                 Thomas A. Black
                               William N. Etherton
                               Anthony Liberatore
                               William B. McCubbin

APPENDIX B


                               ILLINI CORPORATION
                             AUDIT COMMITTEE CHARTER

PURPOSE



The primary purpose of the Audit Committee (the "Committee") of Illini Corporation (the "Company") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. This is to be accomplished through overseeing the integrity of financial reports and other financial information provided by the Company to governmental or regulatory bodies, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics programs as established by management and the Board.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or consultants, or incur other expenses for this purpose. The Board and Committee are in place to represent the Company's shareholders. The Company's outside auditor is ultimately accountable to the Board and the Committee. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

The Committee shall review and reassess the adequacy of this Charter on an annual basis.


MEMBERSHIP
The Committee shall be comprised of not less than three members of the Board. The Committee's composition shall meet the independence and experience guidelines of the National Association of Securities Dealers. Accordingly, all of the members will be directors:

     1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

     2. Who are able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after appointment to the Committee.

KEY RESPONSIBILITIES

The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight functions. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

     1. Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     2. Review any analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     3. Recommend to the Board the appointment of the independent auditor, which firm is ultimately responsible to the Committee and the Board.

     4. Review with the independent auditor other communications as required by Statement of Auditing Standards ("SAS") 61 as amended by SAS90 relating to the conduct of the annual audit.

     5. Review the scope and general extent of the independent auditor's annual audit, as well as any significant changes to the audit plan.

     6. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

     7. Review with the internal auditor the scope of their audit work plan and a summary report of internal audit findings and how management is addressing the conditions reported.

     8. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

                              ILLINI CORPORATION
                 PLEASE COMPLETE BOTH SIDES OF THE PROXY CARD,
                  DETACH AND RETURN IN THE ENCLOSED ENVELOPE.







                            DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
         SOLICITED BY THE BOARD OF DIRECTORS OF ILLINI CORPORATION
The undersigned appoints John H. Pickrell and William B. McCubbin, and each of them as attorneys and proxies with power of substitution to vote, as indicated hereon, all shares of common stock of Illini Corporation held of record in the name of, at the close of business on May 31, 2002 and, in their discretion, to vote on all other matters which may properly come before the June 27, 2002 Annual Meeting of Shareholders of Illini Corporation and at all adjourned sessions thereof, all as set forth in the Notice and Proxy
Statement relating to the meeting.

                                                                  DO NOT FOLD

                                                                  DATED_________

                                                        SIGNED _________________

                                                               _________________

     If joint account, each joint owner should sign. State title when signing as executor, administrator, trustee, guardian, etc.

                                         MEETING TO BE HELD AT:
                                         ILLINI CORPORATION
                 [MAP]                   3200 WEST ILES AVENUE
                                         SPRINGFIELD, IL 62707
                                         10 AM, THURSDAY
                                         JUNE 27, 2002


THE VOTES REPRESENTED BY THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS INDICATED BY YOU. IF YOU SIGN AND RETURN THE PROXY UNMARKED, SUCH VOTES WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS, AND "FOR" APPROVAL OF THE APPOINTMENT OF AUDITORS. NO PROPOSAL IS RELATED TO OR CONDITIONED ON ANY OTHER PROPOSAL.

------------------------------------------------------------
DIRECTORS RECOMMEND a Vote "FOR" Items 1 and 2.
------------------------------------------------------------

1. ELECTION OF DIRECTORS
all nominees listed below (except as marked to the contrary)            Please mark your votes with an /X/. Then DATE PROXY AND
                                  FOR      AGAINST                      SIGN ON REVERSE side exactly as name(s) are shown and return
       WILLIAM N. ETHERTON        / /        / /                        signed proxy in enclosed envelope.

       JESSE WERNER, JR.          / /        / /

       JOHN H. PICKRELL           / /        / /

To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.
Votes will be allocated at the discretion of proxy holder unless directed otherwise.

2. RATIFICATION OF THE APPOINTMENT   FOR   AGAINST   ABSTAIN
OF BKD, LLP (F/K/A OLIVE, LLP) AS    / /     / /       / /
INDEPENDENT PUBLIC ACCOUNTANTS
FOR 2002.



------------------------------------------------------------
                                                                                      (To be signed on reverse side)